EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

1.	COMERCIALIZADORA DE CARNES DE MEXICO S.A. DE C.V.

2.	COMPANIA INCUBADORA HIDALGO S.A. DE C.V.

3.	INMOBILIARIA AVICOLA PILGRIM’S PRIDE, S. DE R.L.

4.	PILGRIM’S PRIDE S.A. DE C.V.

5.	GALLINA PESADA S.A. DE C.V.

6.	PILGRIM’S PRIDE FUNDING CORPORATION

7.	PILGRIM’S PRIDE INTERNATIONAL INC.

8.	PPC OF DELAWARE BUSINESS TRUST

9.	PILGRIM’S PRIDE MKTG, LTD.

10.	PILGRIM’S PRIDE AFFORDABLE HOUSING CORPORATION

11.	GRUPO PILGRIM’S PRIDE FUNDING HOLDINGS S. DE R.L. DE C.V.

12.	GRUPO PILGRIM’S PRIDE FUNDING S. DE R.L. DE C.V.

13.	ROCKINGHAM POULTRY, INC. (FOREIGN SALES CORP.)

14.	VALLEY RAIL SERVICE, INC.

15.	PILGRIM’S PRIDE OF NEVADA, INC.

16.	PILGRIM’S PRIDE DUTCH FUNDING B.V.

17.	DALLAS REINSURANCE COMPANY, LTD

18.	NACRAIL LLC

19.	SERVICIOS ADMINISTRATIVOS PILGRIM’S PRIDE S.A. DE C.V.

20.	FOOD PROCESSORS WATER COOPERATIVE INC.